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                                                   File Number 70-9203

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
Pittsburgh, Pennsylvania 15222-3199

(a registered holding company and
the parent of the other parties)

CNG ENERGY SERVICES CORPORATION
CNG POWER COMPANY
One Park Ridge Center
P.O. Box 15746
Pittsburgh, Pennsylvania  15244-0746

CNG RETAIL SERVICES CORPORATION
One Chatham Center
Pittsburgh, Pennsylvania 15219

CNG PRODUCTS AND SERVICES, INC.
CNG Tower
Pittsburgh, Pennsylvania 15222-3199

CNG PRODUCING COMPANY
CNG Tower
1450 Poydras Street
New Orleans, Louisiana 70112-6000


Names and addresses of agents for service:


S. E. WILLIAMS, Senior Vice President and General Counsel
Consolidated Natural Gas Company
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199


N. F. CHANDLER
General Attorney
Consolidated Natural Gas Service Company, Inc.
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

       2                                              File Number 70-9203



SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935


	Consolidated Natural Gas Company and the other joint applicants named herein hereby amend the response under Item 6 in the Form U-1 under the above indicated file number as follows:


Item 6.  Exhibits and Financial Statements


The following exhibits and financial statements are made a part of this statement:


(a)  Exhibits


       F-1 Opinion of Counsel for Consolidated and the other parties to The Application.





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SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Co. Act of 1935, the undersigned companies have duly caused this amendment to be signed on their respective behalf by the undersigned thereunto duly authorized.


	CONSOLIDATED NATURAL GAS COMPANY




	By  D. M. Westfall
	    Senior Vice President and
	    Chief Financial Officer


	CNG ENERGY SERVICES CORPORATION
	CNG POWER COMPANY
	CNG RETAIL SERVICES CORPORATION
	CNG PRODUCTS AND SERVICES, INC.
	CNG PRODUCING COMPANY



	By   N. F. Chandler
	     Their Attorney



Date:  July 2, 1998